Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2003 RESULTS

     Dallas, Texas, February 19, 2004 — Holly Corporation (AMEX-HOC), today reported results for the Company’s fourth quarter and year ended December 31, 2003.

     For the three months ended December 31, 2003, the Company incurred a net loss of $1.1 million ($.07 loss per diluted share) compared to net income of $3.9 million ($.25 per diluted share) for the three months ended December 31, 2002. For the year ended December 31, 2003, net income was $46.1 million ($2.88 per diluted share) compared to $18.8 million ($1.18 per diluted share) for the year ended December 31, 2002.

     For the Company’s fourth quarter ended December 31, 2003, refining margins of $6.64 per barrel compared favorably to refining margins of $5.82 per barrel for the quarter ended December 31, 2002. For the 2003 calendar year, refining margins of $7.23 per barrel also compared very favorably to the refining margins of $5.84 per barrel for the twelve months ended December 31, 2002. Additionally positively impacting earnings in 2003 was the contribution from the Woods Cross, Utah refinery, which was acquired from ConocoPhillips on June 1, 2003. Overall refined product sales volumes increased for the three-month and year periods by 16% and 19%, respectively, as compared to the same periods of 2002, due to the Woods Cross Refinery acquisition, offset to some extent in the fourth quarter of 2003 by reduced production volumes at the Navajo Refinery, which were down approximately 26% due to thirty days of downtime at that facility for scheduled major maintenance. The reduced volumes at the Navajo Refinery offset the benefit of higher refining margins when comparing the fourth quarter of 2003 to the same period of 2002. Negatively impacting earnings in the fourth quarter were legal costs of $5.5 million ($6.9 million total for 2003) associated with litigation with Frontier Oil Corporation relating to a proposed merger with Frontier. Additionally, in September 2003, the Company expensed $2.1 million of costs previously deferred in connection with the proposed Frontier merger.

     The Company’s revenues were higher in the fourth quarter ended December 31, 2003 by 29%, and in the 2003 calendar year by 44%, as compared to the comparable periods in 2002, due principally to the operations of the Woods Cross Refinery and higher refined product sales prices. Cost of products sold was also higher in the 2003 fourth quarter and year, due to Woods Cross, and higher costs of purchased crude oil. Increases in operating expenses and selling, general, and administrative expenses (“SG&A”) for the fourth quarter and year ended December 31, 2003, as compared to the prior year’s periods, were due to the operations of the Woods Cross Refinery and, with respect to SG&A, to the costs associated with the proposed Frontier merger and the litigation with Frontier.

     The current year had two significant nonrecurring events that contributed substantially to earnings in the 2003 calendar year. The Company in March 2003 sold its Iatan crude oil gathering system located in west Texas to Plains Marketing, L.P., resulting in a pre-tax gain of $16.2 million. Additionally, in April 2003 the Company received from Kinder Morgan Energy Partners, L.P. a payment for reparations ordered by the Federal Energy Regulatory Commission relating to tariffs on common carrier pipeline shipments of refined products principally for the period 1993 to July 2000, adding $15.3 million in pre-tax income.

     “Although we are not satisfied with the small net loss in the fourth quarter, it is worth noting that we did generate positive earnings before interest, taxes and depreciation of $8.1 million, in a quarter with substantially reduced production at our largest refining facility due to a major four year maintenance turnaround,” said Matthew P. Clifton, President of Holly. “In 2003, we realized earnings before interest, taxes and depreciation of $112.3 million and we completed the most significant capital program in the Company’s history, spending over $70 million in capital projects, in addition to acquiring the Woods Cross Refinery and an additional 45% interest in the Rio Grande Pipeline Company Joint Venture. At the New Mexico refining facilities, we completed the construction of a gas oil hydrotreating unit, which satisfies future EPA mandated gasoline specifications and improves the refinery’s yields of higher value products, and we increased that refinery’s crude oil throughput capacity by 15,000 barrels per day. This expansion combined with the Woods Cross acquisition resulted in a 60% increase in Holly’s crude oil refining capacity during 2003. As we look ahead, we will continue our pursuit for opportunities that provide both short and long term value, while operating our businesses in an effective, efficient and ethical manner. With the commitment of our dedicated employees, both old and new, and with our strong asset base and excellent financial condition, we are well positioned for continued and greater successes in the future.”

     Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurances that these expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the outcome of the litigation with Frontier Oil Corporation, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS

Statement of Income (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
		(In thousands, except per share data)
Sales and other revenues	$349,788	$270,117	$1,403,244	$973,689
Operating costs and expenses
Cost of products sold (exclusive of depreciation, depletion, and amortization)	292,553	224,472	1,155,858	796,946
Operating expenses (exclusive of depreciation, depletion, and amortization)	35,578	25,644	130,428	97,799
Selling, general and administrative expenses (exclusive of depreciation, depletion, and amortization)	13,060	5,375	35,399	22,029
Depreciation, depletion and amortization	9,416	7,053	36,275	28,550
Exploration expenses, including dry holes	408	267	1,031	1,315

Total operating costs and expenses	351,015	262,811	1,358,991	946,639

Gain on sale of assets	—	—	15,814	—

Income (loss) from operations	(1,227)	7,306	60,067	27,050
Other income (expense)
Equity in earnings of joint ventures	310	(920)	1,398	3,442
Minority interest in income of joint venture	(430)	—	(758)	—
Interest expense, net	(771)	(320)	(1,678)	(1,508)
Reparations payment received	—	—	15,330	—

	(891)	(1,240)	14,292	1,934

Income (loss) before income taxes	(2,118)	6,066	74,359	28,984
Income tax provision (benefit)	(1,037)	2,160	28,306	10,159

Net income (loss)	$(1,081)	$3,906	$46,053	$18,825

Net income per common share — basic	$(0.07)	$0.25	$2.97	$1.21
Net income per common share — diluted	$(0.07)	$0.25	$2.88	$1.18
Average number of common shares outstanding
Basic	15,511	15,510	15,505	15,557
Diluted	15,511	15,915	16,016	15,924

Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2003	2002
	(In thousands, except ratio data)
Cash and cash equivalents	$11,690	$24,266
Working capital	$(30,500)	$12,445
Total assets	$707,122	$515,793
Total debt, including current maturities and borrowings under the revolving credit agreement	$67,142	$25,714
Stockholders’ equity	$268,609	$228,494
Total debt to capitalization ratio(1)	20.0%	10.1%

(1)	The total debt to capitalization ratio is calculated by dividing total debt, including current maturities and borrowings under the revolving credit agreement, by the sum of total debt including current maturities and borrowings under the revolving credit agreement and stockholders’ equity.

Other Financial Data (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
		(In thousands)
Sales and other revenues (2)
Refining	$342,585	$264,663	$1,373,406	$953,308
Pipeline Transportation	6,772	5,035	21,030	19,078
Corporate and Other	431	419	8,808	1,303

Consolidated	$349,788	$270,117	$1,403,244	$973,689

Income (loss) from operations (2) Refining	$3,394	$7,064	$53,854	$26,726
Pipeline Transportation	4,284	2,916	29,110	11,294
Corporate and Other	(8,905)	(2,674)	(22,897)	(10,970)

Consolidated	$(1,227)	$7,306	$60,067	$27,050

EBITDA (3)	$8,069	$13,439	$112,312	$59,042

(2)	The Refining segment includes the Company’s principal refinery in Artesia, New Mexico, which is operated in conjunction with refining facilities in Lovington, New Mexico (collectively, the Navajo Refinery), the Company’s Woods Cross Refinery near Salt Lake City, Utah that was acquired June 1, 2003, and the Company’s refinery in Great Falls, Montana. Included in the Refining Segment are costs relating to pipelines and terminals that operate in conjunction with the Refining segment as part of the supply and distribution networks of the refineries. The Pipeline Transportation segment includes approximately 600 miles (approximately 1,000 miles prior to the sale of pipelines to Plains Marketing, L.P.) of the Company’s pipeline assets in Texas and New Mexico. Revenues of the Pipeline Transportation segment are earned through transactions with unaffiliated parties for pipeline transportation, rental and terminalling operations.

(3)	Earnings before interest, taxes, depreciation and amortization — EBITDA is calculated as net income plus (i) interest expense, (ii) less interest income, (iii) plus income tax provision, and (iv) plus depreciation, depletion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of Holly. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of Holly or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it enhances an investor’s understanding of Holly’s ability to satisfy principal and interest obligations with respect to Holly’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by Holly management for internal analysis and as a basis for financial covenants. Our EBITDA presented above is reconciled to net income as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
		(In thousands)
Net Income	$(1,081)	$3,906	$46,053	$18,825
Add (subtract) provision (benefit) for income tax	(1,037)	2,160	28,306	10,159
Add interest expense	844	554	2,136	2,488
Subtract interest income	(73)	(234)	(458)	(980)
Add depreciation and amortization	9,416	7,053	36,275	28,550

EBITDA	$8,069	$13,439	$112,312	$59,042

Refining Segment Operating Data (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
Crude charge (barrels per day (BPD) (4)	73,560	67,790	76,020	64,300
Refining margin per produced barrel (5) Average per produced barrel
Net sales price	$38.49	$34.60	$38.99	$32.22
Raw material costs	31.85	28.78	31.76	26.38

Refining margin	$6.64	$5.82	$7.23	$5.84

Sales of produced refined products
Gasolines	59.7%	58.4%	57.0%	57.1%
Diesel fuels	23.4%	21.6%	23.0%	21.2%
Jet fuels	5.8%	9.7%	7.5%	10.5%
Asphalt	6.4%	6.9%	8.2%	7.7%
LPG and other	4.7%	3.4%	4.3%	3.5%

Total	100.0%	100.0%	100.0%	100.0%

(4)	Crude charge represents the barrels per day of crude oil processed through the crude units at the Company’s refineries. The Company acquired the Woods Cross Refinery on June 1, 2003. For the quarter ended December 31, 2003, the crude charge represents the barrels per day of crude charged for all three refineries. For the year ended December 31, 2003, the crude charge represents the barrels per day charged with seven months for the Woods Cross Refinery included.

(5)	Refining margin is the difference between net sales price per barrel and raw material costs per barrel of produced refined products. Refining margin can be used to compare refinery profitability to other companies in the industry. Other companies may not calculate refining margin in the same manner. Refining margin per barrel of produced refined products can be reconciled to the Company’s Statement of Income. Refinery segment sales can be calculated by taking the sum of produced refined products and purchased refined products times the average sales price per barrel sold times the number of days in the period. Refinery segment costs of products sold would be calculated in the same manner. Our refining margin as reported above is reconciled to sales and other revenues and cost of products sold as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
		(In thousands, except barrel data)
Sales of produced refined products (BPD)	78,960	73,530	82,900	71,210
Average sales price per produced barrel sold	$38.49	$34.60	$38.99	$32.22
Average raw material costs per produced barrel sold	$31.85	$28.78	$31.76	$26.38
Sales of purchased refined products (BPD)	17,080	9,220	12,520	8,970
Average sales price per purchased barrel sold	$39.98	$35.82	$42.22	$35.13
Average cost per purchased barrel sold	$39.03	$35.22	$41.73	$34.15
Sales of all refined products (BPD)	96,040	82,750	95,420	80,180
Average sales price per barrel sold	$38.76	$34.74	$39.41	$32.54
Average costs of products per barrel sold	$33.13	$29.50	$33.07	$27.25
Refinery segment sales & other revenues (6)	$342,585	$264,663	$1,373,406	$953,308
Pipeline transportation segment sales & other revenues	6,772	5,035	21,030	19,078
Corporate and other revenues and eliminations	431	419	8,808	1,303

Consolidated sales and other revenues	$349,788	$270,117	$1,403,244	$973,689

Refinery segment cost of products sold	$292,726	$224,584	$1,151,772	$797,490
Corporate and other costs and eliminations	(173)	(112)	4,086	(544)

Consolidated cost of products sold	$292,553	$224,472	$1,155,858	$796,946

(6)	In addition to revenues from sales of refined products, the refining segment includes other miscellaneous revenues amounting to $114,000, $187,000, $823,000, and $1,002,000, respectively.

FOR FURTHER INFORMATION, Contact:

Matthew P. Clifton, President
Stephen J. McDonnell, Vice President and
    Chief Financial Officer
Holly Corporation
214/871-3555